Exhibit 99.1

April 23, 2014

Citrix Announces Proposed Private Offering of $1.25 Billion Convertible Senior Notes

SANTA CLARA, Calif.—(BUSINESS WIRE)— Citrix Systems, Inc. (NASDAQ:CTXS) announced its intention to offer $1.25 billion principal amount of convertible senior notes due 2019 (the “notes”), subject to market and other conditions, in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Citrix also expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $187.5 million principal amount of the notes, solely to cover over-allotments.

In connection with the pricing of the notes, Citrix expects to enter into privately negotiated convertible note hedge transactions with one or more financial institutions, which may include one or more of the initial purchasers or their respective affiliates (the “option counterparties”). The convertible note hedge transactions are expected to reduce potential dilution to Citrix’s common stock upon conversion of the notes and/or offset any cash payments due upon conversion of the notes in excess of the principal amount of the notes in the event that the market price per share of Citrix’s common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions (which is expected to initially correspond to the initial conversion price of the notes and to be subject to certain adjustments substantially similar to those contained in the notes). In addition, in order to partially offset the cost of the convertible note hedge transactions, Citrix expects to issue warrants to the option counterparties at a strike price higher than that of the convertible note hedge transactions. The warrants would separately have a dilutive effect to the extent that the market price per share of Citrix’s common stock exceeds the applicable strike price of the warrants unless, subject to certain conditions, Citrix elects to settle the warrants in cash.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates expect to purchase shares of Citrix’s common stock and/or enter into various derivative transactions with respect to Citrix’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Citrix’s common stock or the notes at that time.

Citrix has been advised that, in connection with the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Citrix’s common stock and/or purchasing or selling Citrix’s common stock or other securities of Citrix in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). These activities could also cause or avoid an increase or a decrease in the market price of Citrix’s common stock or the notes, which could affect a noteholder’s ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, it could affect the amount and value of the consideration that a noteholder will receive upon conversion of the notes.

Citrix intends to use a portion of the net proceeds from the offering of the notes to pay the net cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to Citrix from the warrant transactions). Citrix expects to use the remainder of the net proceeds from the offering of notes and a portion of its existing cash and investments to purchase an aggregate of $1.5 billion of its common stock from certain purchasers of notes in privately negotiated transactions effected through one of the initial purchasers or an affiliate thereof as Citrix’s agent concurrently with the closing of the notes offering and through an accelerated share repurchase transaction (the “ASR”), which Citrix intends to enter into with a financial institution, which may be one of the initial purchasers or an affiliate thereof, concurrently with the pricing of the notes offering. The effectiveness of the ASR is conditioned upon the closing of the notes offering.

Citrix expects the purchase price per share of the common stock repurchased from certain purchasers of notes in privately negotiated transactions concurrently with the closing of the offering of the notes to equal the closing price per share of Citrix’s common stock on the date of the pricing of the offering of the notes. The purchase price per share of the common stock repurchased through the ASR will generally be equal to the average volume-weighted average price of Citrix’s common stock during a period beginning after the execution of the transaction, less a discount. The exact number of shares repurchased pursuant to the ASR will be determined based on such purchase price.

If the initial purchasers exercise their option to purchase additional notes from Citrix, Citrix expects to use a portion of the net proceeds from the sale of the additional notes to enter into additional convertible note hedge transactions with the option counterparties, and Citrix expects to contemporaneously enter into additional warrant transactions with the option counterparties. In addition, if the initial purchasers exercise their option to purchase additional notes from Citrix, Citrix expects to use the remainder of the net proceeds from the sale of the additional notes and the additional warrants for working capital and general corporate purposes.

The notes and any shares of common stock potentially issuable upon conversion of the notes have not been and will not be registered under the Securities Act or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws of any relevant state or jurisdiction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Citrix gives no assurance that the proposed offering can be completed on any terms.

Citrix Systems, Inc.

Eduardo Fleites, 954-229-5758

eduardo.fleites@citrix.com

Source: Citrix Systems, Inc.

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